SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 24, 2008
Merrill Lynch & Co., Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7182	13-2740599

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 World Financial Center, New York, New York	10080

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 449-1000

(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Amendment of a Material Agreement
Merrill Lynch & Co., Inc. (the “Corporation”), with the approval of Bank of America Corporation, has amended (i) the sign-on grants of stock options previously made to John A. Thain, Chairman and Chief Executive Officer of the Corporation and Nelson Chai, Executive Vice President and Chief Financial Officer of the Corporation, in consideration of their accepting employment with the Corporation in December 2007 and (ii) the retention grants of stock options previously made in January 2008 to Gregory J. Fleming, President and Chief Operating Officer of the Corporation, Robert J. McCann, Executive Vice President, Vice Chairman and President, Global Wealth Management of the Corporation, and Jeffrey N. Edwards, who served as Chief Financial Officer of the Corporation for part of 2007.
The foregoing stock options have been amended to eliminate the stock price hurdles applicable to a portion of such grants so that 100% of the then unvested stock options will vest and become exercisable immediately upon, and subject to, the closing of the Bank of America merger. In the absence of these amendments, 1/3 of the sign-on options would have vested on or prior to the closing of the merger in accordance with their existing terms. The exercise price of the options has not been amended, and when converted to Bank of America options based on the exchange ratio as provided in the merger agreement, the options are expected to continue to be substantially out of the money.
These amendments were made because the Merrill Lynch stock price hurdles are no longer relevant following the merger with Bank of America and because the executives will not have responsibility for the overall strategy and operations of the combined company as they did with Merrill Lynch and therefore will not be able to influence Bank of America’s stock price to the same extent.
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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRILL LYNCH & CO., INC.
(Registrant)

	By:	/s/ Judith A. Witterschein
Date: December 29, 2008		Judith A. Witterschein Corporate Secretary

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